SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549
                       --------------------------------

                                   FORM S-8

                            REGISTRATION STATEMENT
                       Under The Securities Act of 1933

                       --------------------------------

                          FAIRFIELD COMMUNITIES, INC.
             (Exact name of issuer as specified in its charter)

                       --------------------------------

            Delaware                                       71-0390438
(State or other jurisdiction of                         (I.R.S. Employer
 Incorporation or organization)                      Identification Number)



                              2800 Cantrell Road
                         Little Rock, Arkansas  72202
                                (501) 664-6000
                   (Address of Principal Executive Offices)

                        ------------------------------

                          FAIRFIELD COMMUNITIES, INC.
                   FIRST AMENDED AND RESTATED 1992 WARRANT PLAN
                           (full title of the plan)


Marcel J. Dumeny                                 Copies of Communications to:
Senior Vice President,                           Les R. Baledge
General Counsel and Secretary                    Rose Law Firm
2800 Cantrell Road                               A Professional Association
Little Rock, Arkansas  72202                     120 East Fourth Street
(501) 664-6000                                   Little Rock, Arkansas  72201
(Name, address, including zip code,              (501) 375-9131
and telephone number, including
area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

                              Proposed      Proposed
Title of                      Maximum       Maximum
Securities     Amount         Offering      Aggregate           Amount of
to be          to be          Price         Offering            Registration
Registered     Registered     Per Share     Price               Fee
- ----------     ----------     ---------     --------------      ------------
Common         1,000,000      $5.94 (1)     $5,940,000 (1)      $2,048.28
Stock (par     Shares
value $.01)

  (1) Calculated pursuant to Rule 457(c) based upon the average of the high and low price per share of Fairfield Communities, Inc.'s Common Stock on September 29, 1994.

                                 PART I

         INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information*

Item 2.  Registrant Information and Employee Plan Annual Information*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of
Form S-8.

                             PART II

         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

     The following documents filed by Fairfield Communities, Inc.
("Registrant" or "Company") with the Securities and Exchange Commission are incorporated by reference in this registration statement:

          (1) Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 (the "Form 10-K") filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended on April 28, 1994 on Form 10-K/A (No. 1) and amended and restated on August 11, 1994 on Form 10-K/A (No.2).

          (2) Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, as amended on August 11, 1994 on Form 10-Q/A.

          (3) Registrant's Current Report on Form 8-K for the event occurring on April 6, 1994.

          (4) Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994.

          (5) Registrant's Current Report on Form 8-K for the event occurring on September 23, 1994.

          (6) The description of Registrant's Common Stock contained in Registrant's Registration Statement on Form 8-A, dated September 30, 1992.

     In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 6.  Indemnification of Directors and Officers

     The Company's Certificate of Incorporation (the "Certificate") provides that each person serving as a director, officer, employee or agent of the Company (including the heirs, executors, administrators, or estate of such person), or any such person serving at the request of the Board or an officer as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other legal entity, shall be indemnified by the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "DGCL"). The Certificate also provides that the Company may adopt Bylaw provisions or enter into separate agreements with any person to provide for indemnification greater or different than that provided by the Certificate.

     The Company's By-laws provide that the Company shall indemnify and hold harmless its directors and officers to the fullest extent legally permissible under and pursuant to any procedure specified in the DGCL against all expenses, liabilities, and losses (including attorneys' fees, judgments, fines, and amounts paid or to be paid in settlement) incurred in connection with their service or status as directors and officers. Such indemnification would also extend to liabilities arising from actions taken by directors or officers when serving at the request of the Company as a director, officer, or employee of another corporation, or as its representative in a partnership, joint venture or other enterprise.

     Section 145 of the DGCL, as currently in effect, sets forth the indemnification rights of directors and officers of Delaware corporations. Under such provision, a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of litigation or other legal proceedings when he is successful on the merits or otherwise, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such litigation (other than a derivative suit) even if he is not successful on the merits if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reason to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification may be made in accordance with this clause (iii) if the director or officer is adjudged liable to the corporation, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is fairly and reasonably entitled to indemnification of such expenses. The indemnification described in clauses (ii) and (iii) above shall be made only upon a determination by (i) a majority of a quorum of disinterested directors, (ii) independent legal counsel in a written opinion or (iii) the stockholders, that indemnification is proper because the applicable standard of conduct is met.

     The effect of the indemnification provisions contained in the Company's Certificate and By-laws is to require the Company to indemnify its directors and officers under circumstances where such indemnification would otherwise be discretionary and to extend to the Company's directors and officers the benefits of Delaware law dealing with director and officer indemnification, as well as any future changes which might occur under Delaware law in this area.

     The Company's Certificate and By-laws specify that the indemnification rights granted thereunder are not exclusive of any other indemnification rights that the director or officer may have. As permitted by Section 145(g) of the DGCL, the Company's By-laws also authorize the Company to purchase directors' and officers' insurance for the benefit of its past and present directors and officers, irrespective of whether the Company has the power to indemnify such persons under Delaware law. The Company currently maintains such insurance as allowed by these provisions.

     The Company's By-laws also provide that expenses incurred by a director or officer in defending a civil or criminal lawsuit or proceeding arising out of actions taken in his official capacity, or in certain other capacities, will be paid by the Company in advance of the final disposition of the matter upon receipt of an undertaking from the director or officer to repay the sum advanced if it is ultimately determined that he is not entitled to be indemnified by the Company pursuant to applicable provisions of the DGCL.

     As noted above, the Company's directors and officers have certain indemnity rights under the Company's Certificate and By-laws and the DGCL and are protected from certain other liabilities by the Company's existing directors' and officers' insurance. The Company has also entered into supplemental indemnification agreements with its directors and with certain officers (collectively the "Indemnitees"). The indemnification agreements provide the Indemnitees with indemnification rights coextensive with those rights provided under the DGCL. The agreements formalize the procedures for effecting indemnification from the Company, clarify the rights of the Indemnitees in the event of any merger or other combination involving the Company in which the Company is not the resulting or surviving entity, and provide further assurances to the Indemnitees that the Company will take no action to diminish or encumber their indemnification rights.

     Additionally, the indemnification agreements provide, subject to the applicable provisions of the DGCL, indemnification rights to each Indemnitee against any amount which he is or becomes legally obligated to pay relating to and arising out of any act or omission or neglect or breach of duty which he commits, suffers, permits or acquiesces in while acting in his capacity as an officer or director of the Company or, at the request of the Company, as a director, officer, employee or agent of another corporation. No indemnification, however, is provided in such case if a final court adjudication shall determine that such indemnification is not lawful, or in respect of any claim against an indemnity to the extent based upon or attributable to the Indemnitee gaining a personal profit to which he was not entitled, including profits made from a purchase or sale of securities of the Company in violation of Section 16(b) of the Exchange Act or on account of any profits arising from publicly traded securities of the Company in violation of Section 10(b) of the Exchange Act, including Rule 10b-5 promulgated thereunder.

Item 8.  Exhibits

     See Index to Exhibits on page 6.

Item 9.  Undertakings

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on the 6th day of October, 1994.

                                           FAIRFIELD COMMUNITIES, INC.
                                           (Registrant)

                                           By:  /s/ J. W. McConnell
                                                    J. W. McConnell,
                                                    Director, President and
                                                    Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                       Title                           Date
- ---------                       -----                           ----

/s/ Russell A. Belinsky*       Director                    October 6, 1994
    Russell A. Belinsky

/s/ Ernest D. Bennett, III*    Director                    October 6, 1994
    Ernest D. Bennett, III

/s/ Daryl J. Butcher*          Director                    October 6, 1994
    Daryl J. Butcher

/s/ Philip L. Herrington*      Director                    October 6, 1994
    Philip L. Herrington

/s/ William C. Scott           Director                    October 6, 1994
    William C. Scott*

/s/ J. Steven Wilson*          Director                    October 6, 1994
    J. Steven Wilson

/s/ J. W. McConnell            Director, President and     October 6, 1994
    J. W. McConnell            Chief Executive Officer

/s/ R. W. Howeth               Senior Vice President,      October 6, 1994
    R. W. Howeth               Chief Financial Officer
                               and Treasurer

/s/ William G. Sell            Vice President/Controller   October 6, 1994
    William G. Sell            (Chief Accounting Officer)




*By:    /s/ J. W. McConnell
            J. W. McConnell
            Attorney-in-Fact

                            INDEX TO EXHIBITS


EXHIBIT
NUMBER           DESCRIPTION OF DOCUMENT
- -------          -----------------------



  (4) Fairfield Communities, Inc. First Amended and Restated 1992 Warrant Plan, previously filed as Exhibit 10.7 to Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993

  (5)           Opinion of Rose Law Firm, a Professional Association

 (23a)          Consent of Ernst & Young LLP, independent auditors

 (23b) Consent of Rose Law Firm, a Professional Association (included as part of Exhibit 5)

 (24)           Powers of Attorney